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                                                        [ADT LOGO]

FOR IMMEDIATE RELEASE

June 19, 1996

ADT Limited ("ADT")



                                                                PRESS RELEASE

ADT ANNOUNCES THE PROPOSED ACQUISITION OF AUTOMATED SECURITY (HOLDINGS) PLC


Boca Raton, FL, June 19, 1996 -- ADT Limited (NYSE - ADT) a leading provider of electronic security services and vehicle auction services, announced today that it has agreed terms for the acquisition of Automated Security (Holdings) PLC ("ASH").

ASH is the largest provider of electronic security services in the United Kingdom and, through its subsidiary API Security, Inc., is also the largest provider of electronic security services in Southern California.

ASH's principal subsidiaries in the United Kingdom consist of Modern Security Systems Limited ("MSS") and Telecom Security Limited ("Telecom"). MSS is a mainly commercial business whose customer base is complementary to ADT's. Telecom is a residential business with strong brand recognition which will provide ADT with leveraging opportunities in the residential marketplace.

The acquisition of ASH is to be effected by way of a Scheme of Arrangement in the United Kingdom under which the total consideration to be paid by ADT for the whole of the ordinary and preference share capital of ASH will consist of the issue of approximately 7.0 million ADT common shares. It is expected that the Scheme of Arrangement will become effective by the end of the third quarter of 1996. Commenting, Mr. Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT, said:

"The acquisition of ASH gives ADT leadership in the electronic security services sector of the security market in the United Kingdom and Southern California. Opportunities exist to consolidate the operations of ASH and ADT in both these marketplaces and we are optimistic that ADT will benefit both from increased market presence and from the cost savings which are associated with combining businesses in our industry."

For the year ended November 30, 1995, ASH's United Kingdom operations reported recurring revenues equivalent to approximately $84 million and API reported recurring revenues of approximately $30 million. ASH's other operations contributed recurring revenues of approximately $12 million.


Contact:
ADT                                             Johnnie D. Johnson & Co., Inc.
407-997-8406                                    212-425-4848